Exhibit 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Financial Review

          Lakeland reported net income of $8.0 million for the year ended December 31, 1998, an increase of $331,000 or 4.34% compared to $7.6 million for the year ended December 31, 1997. Net income per share diluted increased $.03 to $.63 per share for the year ended December 31, 1998, as compared to $.60 per share for the year ended December 31, 1997. Increases in net interest income, derived primarily from an average volume increase in the loan portfolio, an increase in gains on disposition of securities and a decrease in the provision for loan losses, were partially offset by increases in other expenses and income tax expense. Net income in 1997 increased by $1.3 million or 21% as compared to $6.3 million in 1996. As of December 31, 1998, Lakeland had total assets of $803.0 million, an increase of $61.8 million or 8.34%, compared to $741.2 million at December 31, 1997.

          Lakeland's return on average assets and average stockholders' equity was 1.04% and 11.03%, respectively, for 1998, compared to 1.07% and 11.73%, respectively, in 1997, and 0.98% and 11.32%, respectively, in 1996. The decline in the return on average stockholders' equity from 1997 primarily reflects increases in stockholders' equity resulting primarily from profitable operations over this period along with increased capital generated by shares of Lakeland common stock sold to existing shareholders pursuant to Lakeland's dividend reinvestment program.

          Lakeland's gross loan portfolio increased $31.9 million or 7.63% from $418.1 million at December 31, 1997, to $450.1 million at December 31, 1998. This increase consisted of commercial loan increases of $4.6 million, mortgage (including construction) loan increases of $28.2 million, and consumer installment (including home equity and improvement) loan decreases of $889,000.

          The investment portfolio, including both held to maturity and available for sale securities, increased $23.0 million or 9.86% from $233.0 million at December 31, 1997, to $255.9 million at December 31, 1998. The investment portfolio contains net unrealized gains on available for sale securities of $1.3 million at December 31, 1998, an increase of $449,000 from the net unrealized gain of $897,000 in the portfolio at December 31, 1997. Cash and cash equivalents increased $1.6 million, or 2.65%, to $63.8 million at December 31, 1998, from $62.2 million at December 31, 1997. Cash and cash equivalents represented 7.9% and 8.4% of total assets at December 31, 1998, and 1997, respectively.

          Total deposits increased $59.9 million or 9.19% from $711.8 million at December 31, 1997 to $651.9 million at December 31, 1998. This increase consisted of non-interest-bearing demand deposit increases of $15.3 million, savings and interest-bearing demand deposit increases of $26.1 million, and time deposit increases of $18.5 million.

Interest Income

          Interest income increased $2.3 million or 4.59% to $52.2 million in 1998. In 1997, interest income increased $4.8 million or 10.5% to $49.9 million from $45.2 million in 1996.

          The increase in 1998 was attributable to an increase in average interest earning assets of $45.3 million or 6.96%, partially offset by a 17 basis point decline in average yield. Interest income on loans increased $2.4 million, or 7.06%, to $37.0 million in 1998 from $34.5 million in 1997, due to an increase in average loan balances which was partially offset by a decrease in average yield. During 1998 average loans increased $34.7 million. These increased average balances were partially offset by an 14 basis point decrease in the average yield on loans.

          Interest income on taxable investment securities decreased $1.0 million or 8.05% to $11.7 million in 1998, due to a $8.6 million, or 4.23%, decrease in the average balance of such securities, along with a 25 basis point decrease in average yield.

          Interest income on tax-exempt investment securities increased $439,000 or 35.29% to $1.7 million in 1998 from $1.2 million in 1997, due to an $10.6 million increase in the average balance outstanding.

          Interest income on federal funds sold increased $443,000 or 31.85% to $1.8 million in 1998 from $1.4 million in 1997, due primarily to a $8.5 million increase in the average balance outstanding, which was partially offset by a 5 basis point decrease in average yield.

          The $4.8 million increase in interest income in 1997 was attributable to an increase in average interest earning assets of $56.5 million or 9.50%. Interest income on loans increased $3.7 million, or 12.15%, to $34.5 million in 1997 from $30.8 million in 1996, due to an increase in average loan balances and a slight increase in average yield. During 1997 average loans increased $42.0 million.

          Interest income on taxable investment securities increased $835,000 or 7.00% to $12.8 million in 1997 from $11.9 million in 1996, due to an $10.6 million, or 5.53%, increase in the average balance of such securities and a 9 basis point increase in average yield.

          Interest income on tax-exempt investment securities increased $153,000 or 14.02% to $1.2 million in 1997 from $1.1 million in 1996. A $4.0 million increase in the average balance of such securities was partially offset by a 13 basis point decrease in average yield.

          Interest income on federal funds sold increased $35,000 or 2.58%, due to a 15 basis point increase in average yield.

Interest Expense

          The increase in Lakeland's earning asset base was funded in part by increased deposits. Interest expense on deposits during 1998 increased $477,000 or 2.57% to $19.0 million from $18.6 million in 1997, as a result of increased average balances. While the average volume of interest-bearing deposits increased $25.8 million or 5.16% during 1998, the average rate paid on those deposits increased by 9 basis points. Interest expense on time deposits increased $123,000 or 1.10% from $11.2 million in 1997 to $11.3 million in 1998. During 1998, the average volume of time deposits increased $4.2 million as the average rate paid on time deposits decreased by 5 basis points. Interest expense on interest-bearing demand deposits increased $559,000 or 21.31%. During 1998, the average volume of interest-bearing demand deposits increased $18.4 million, or 15.97%, and the average rate paid on interest-bearing demand deposits increased by 11 basis points from 2.27% during 1997 to 2.38% during 1998. Interest expense on savings and club deposits decreased by $205,000 or 4.33%. During 1998, the average volume of savings and club deposits increased by $3.2 million, while the average rate paid on savings and club deposits decreased by 16 basis points from 2.70% during 1997 to 2.54% during 1998. Total interest expense increased $626,000 or 3.25%, reflecting the aforementioned factors affecting deposits along with a $149,000 increase in interest expense on borrowed money.

          Interest expense on deposits during 1997 increased $1.5 million or 8.75% to $18.6 million from $17.1 million in 1996, as a result of increased average balances. The average volume of interest-bearing deposits increased $41.4 million during 1997, while the average rate paid on those deposits remained relatively consistent. During 1997 the average volume of time deposits increased $23.1 million as the average rate paid on time deposits also increased by 6 basis points. During 1997 the average volume of interest-bearing demand deposits increased $14.4 million or 14.20%, and the average rate paid on interest- bearing demand deposits increased by 15 basis points from 2.12% during 1996 to 2.27% in 1997. Interest expense on savings and club deposits decreased by $331,000 or 6.53%. During 1997 the average volume of savings and club deposits increased by $3.9 million, while the average rate paid on savings and club deposits decreased by 25 basis points from 2.95% during 1996 to 2.70% during 1997. Total interest expense increased $1.7 million or 9.72%, reflecting the aforementioned factors affecting deposits including a $212,000 increase in interest expense on borrowed money.

Net Interest Income

          Net interest income, typically the largest component of Lakeland's income, is the difference between interest and fees earned on loans and other interest earning assets, and interest paid on deposits and other funding sources.

          The following table reflects the components of Lakeland's net interest income, setting forth for the years presented, (1) average assets, liabilities and stockholders' equity, (2) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, (4) Lakeland's net interest spread (i.e., the average yield on interest-earning assets less the average cost of interest-bearing liabilities) and (5) Lakeland's net yield on interest-earning assets. Rates are not computed on a taxable equivalent basis.

                                                                 Year ended December 31,
                                                1998                       1997                     1996

                                                         Average                   Average                    Average
                                               Interest  rates            Interest rates            Interest  rates
                                      Average  income/   earned/ Average  income/  earned/ Average  income/   earned/
                                      balance  expense   paid    balance  expense  paid    balance  expense   paid

                                                                   (dollars in thousands)

Interest-earnings assets
    Loans (A)                        $431,233  $36,970    8.57%  $396,486 $34,533  8.71%  $354,525  $30,792   8.69%
    Taxable investment securities (B) 193,577   11,728    6.06    202,135  12,756  6.31    191,544   11,921   6.22
    Tax-exempt investment securities   37,594    1,683    4.47     27,002   1,244  4.61     22,994    1,091   4.74
    Federal funds sold                 34,184    1,834    5.37     25,654   1,391  5.42     25,711    1,356   5.27

       Total interest-earning assets  696,588   52,215    7.50    651,277  49,924  7.67    594,774   45,160   7.59

Non-interest-earning assets
    Allowance for loan losses          (7,912)                     (7,741)                  (7,757)
    Other assets                       72,847                      66,736                   57,189

       Total assets                  $761,523                    $710,272                 $644,206



                                                                       Year ended December 31,
                                                      1998                       1997                       1996

                                                               Average                    Average                    Average
                                                     Interest  rates            Interest  rates             Interest rates
                                           Average   income/   earned/ Average  income/   earned/  Average  income/  earned/
                                           balance   expense   paid    balance  expense   paid     balance  expense  paid

                                                                   (dollars in thousands)

Interest-bearing liabilities
    Interest-bearing demand deposits      $133,961  $ 3,182     2.38%  $115,518  $ 2,623   2.27%  $101,114  $ 2,144   2.12%
    Savings and club deposits              178,615    4,532     2.54    175,427    4,737   2.70    171,530    5,068   2.95
    Time deposits                          213,007   11,329     5.32    208,857   11,206   5.37    185,749    9,861   5.31
    Borrowings                              18,022      833     4.62     16,267      684   4.20     10,641      472   4.44

     Total interest-bearing liabilities    543,605   19,876     3.66    516,069   19,250   3.73    469,034   17,545   3.74

Non-interest-bearing liabilities
    Demand deposits                        140,781                      124,536                    114,859
    Other liabilities                        4,979                        4,653                      4,697
    Stockholders' equity                    72,158                       65,014                     55,616

       Total liabilities and
          stockholders' equity            $761,523                     $710,272                   $644,206

Net interest income/net interest spread             $32,339     3.84%            $30,674   3.94%            $27,615   3.85%

Net yield on interest-earning assets (C)                        4.64%                      4.71%                      4.64%


(A) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans, and deferred loan fees.
(B) Includes certificates of deposit and interest-bearing cash accounts.
(C) Net interest income divided by average interest-earning assets.

Volume/Rate Analysis

          The following table analyzes net interest income in terms of changes in the volume of interest-earning assets and interest-bearing liabilities and changes in yields and rates. The table reflects the extent to which changes in Lakeland's interest income and interest expense are attributable to changes in volume (changes in volume multiplied by prior year rate) and changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately to changes due to volume and changes due to rate.


                                                        Year  ended  December  31,
                                                   1998 vs. 1997                     1997 vs. 1996

                                      Increase (decrease)      Total      Increase (decrease)     Total
                                        due to change in      increase    due to change in       increase
                                      Volume      Rate       (decrease)   Volume        Rate    (decrease)
                                                                       (in thousands)

Interest income
    Loans                             $  2,798  $  (361)     $  2,437     $  3,629    $   112    $  3,741
    Taxable investment securities         (453)    (575)       (1,028)         656        179         835
    Tax-exempt investment securities       472      (33)          439          184        (31)        153
    Federal funds sold                     465      (22)          443           (4)        39          35

       Total interest income          $  3,282  $  (991)     $  2,291     $  4,465    $   299   $   4,764



                                                                  Year ended December 31,
                                                    1998 vs. 1997                       1997 vs. 1996

                                        Increase (decrease)      Total         Increase (decrease)      Total
                                          due to change in      increase        due to change in      increase
                                        Volume        Rate     (decrease)      Volume        Rate     (decrease)
                                                                       (in thousands)

Interest expense
    Interest-bearing demand deposits   $  427     $   132      $   559      $  323        $   156     $   479
    Savings and club deposits              88        (293)        (205)        113           (444)       (331)
    Time deposits                         224        (101)         123       1,236            109       1,345
    Borrowings                            137          12          149         239            (27)        212

       Total interest expense             876        (250)         626       1,911           (206)      1,705

Net interest income                  $  2,406     $  (741)     $ 1,665    $  2,554      $     505     $ 3,059


          For the year ended 1998, net interest income increased $1.7 million to $32.3 million from $30.7 million in 1997. This increase was attributable to an increase in the volume of average net interest earning assets. A $17.8 million increase in the excess of average interest-earning assets over average interest-bearing liabilities was offset in part by a 10 basis point decrease in the net interest spread. The net yield on interest-earning assets decreased to 4.64% in 1998 from 4.71% in 1997. For the year ended 1997, net interest income increased $3.1 million to $30.7 million from $27.6 million in 1996. This increase was attributable to an increase in the volume of average net interest earning assets of $9.5 million along with a 9 basis point increase in the net interest spread.

Provision For Loan Losses

          The allowance for loan losses is established to absorb the impact of losses inherent in the loan portfolio. Additions to the allowance are made by means of charges against current earnings and recoveries on loans previously charged to the allowance. The level of the allowance is determined by the loan review committee and the Lakeland Board of Directors after considering such elements as economic conditions, risk exposure, adequacy of collateral, and such other relevant factors.

          On a quarterly basis, the loan review committee reviews a portion of the commercial loans and commercial mortgages in excess of $300,000 for asset quality and future, anticipated collectibility of each loan. Within the calendar year all loans $300,000 and over are reviewed. Based on this review, a classification is determined for each loan. The various classifications range from the "highest" (loans with outstanding quality), to "solid," "special mention," "substandard," "doubtful," and "loss." Each of these classifications is then assigned a reserve percentage. These percentages range from .25% for the "highest" quality loans to percentages such as 50% for "doubtful" or 100% for "loss." Once each loan is reviewed and assigned this reserve percentage, the percentage is multiplied by the outstanding loan balance, and then the total for all the loans over $300,000 is totaled.

          Loans delinquent over 90 days or loans which have been placed on a non- accrual status are independently reviewed regardless of loan balance. Depending on the collectibility of the loan along with the collateral maintained, a specific reserve is maintained for these loans.

          Loans under $300,000, which are not reviewed, are also assigned a reserve percentage. Non-reviewed commercial loans and mortgage loans are assigned a percentage of .25% and consumer credit, home equity, and overdraft checking loans are assigned a percentage of .75%. A percentage of .25% is also assigned to letters of credit and unused commitments. The amount of the calculation of reserves necessary for the loans under $300,000 is added to those over $300,000, along with the specific reserves for delinquent and non-accrual loans, to arrive at an overall reserve total.

          Once this process is completed, this calculation is then reported to the Lakeland Board of Directors. The Board then determines the amount that should be maintained as adequate in the Reserve for Loan Losses. The amount that is maintained in the Reserve for Loan Losses consists of the amount calculated in the loan review process plus an amount which is kept as an excess reserve for unanticipated losses, which are always inherent in the loan portfolio.

          The Lakeland Board of Directors reviews actual experience as compared to the estimates arrived at by the process described above. From time to time, the Board may direct management to adjust this process or the percentages used (to the extent allowable by GAAP and applicable regulations) to better reflect actual loan loss experience.

          At December 31, 1998, the allowance stood at $7,984,000, a $278,000 decrease from December 31, 1997, as Lakeland provided $698,000 to the allowance and had net charge-offs of $976,000. Of the $698,000 increase in the provision, $534,000 was provided for in the fourth quarter of 1998 as Lakeland charged-off five commercial loans at year-end as well as increased the allowance. At December 31, 1997, the allowance stood at $8,262,000, a $704,000 increase from December 31, 1996, as Lakeland provided $1,026,000 to the allowance and had net charge-offs of $322,000. $735,000 of the total provided was done in the fourth quarter, as Metropolitan State Bank charged-off loans at year-end as well as provided for anticipated charge-offs prior to its acquisition by Lakeland. Based on its ongoing loan review process, its collateral positions, and its loss and recovery experience, Lakeland believes that its allowance for loan losses at December 31, 1998, was adequate. The immediately preceding sentence constitutes a forward-looking statement under the Private Securities Litigation Reform Act of 1995. While it constitutes management's reasoned judgment, actual results could differ from management's determination, as a result of a variety of factors, such as economic distress within Lakeland's primary marketing area and unanticipated financial problems for Lakeland's significant borrowers.

          At December 31, 1998, the allowance for loan losses as a percentage of total loans was 1.77%, as compared to 1.98% and 1.97% at December 31, 1997, and 1996, respectively.

Other Income

          Other (i.e., non-interest) income decreased $188,000 or 3.15% to $5.8 million in 1998 from $6.0 million in 1997 and represented 9.96% of total income for 1998. The primary source of this decrease was NBSC's commissions on annuity sale and investment planning services. These commissions decreased from $478,000 in 1997 to $189,000 in 1998 because NBSC changed its way of providing full brokerage services in the second quarter of 1998 from providing the services through an in-house broker to contracting with an outside party to provide these services. The fees recorded are now recorded net of commissions paid, whereas the fees recorded second quarter and prior to that were recorded gross of commissions paid to the in-house broker. Commissions paid were recorded in salary and benefit expense. Partially offsetting the impact of the decline in brokerage commissions is an increase in service charges related to an imposition of fees for non-customer ATM transactions, and an increase in revenues related to the debit cards that NBSC began offering in the third quarter of 1998. This decrease was primarily offset by an increase of $73,000 in the gain on disposition of securities.

          Other (i.e., non-interest) income increased $738,000 or 14.13% to $6.0 million in 1997 from $5.2 million in 1996 and represented 10.67% of total income for 1997, an increase from 10.37% in 1996. This increase was primarily attributable to an increase in ATM fee income, included in service charges on deposit accounts.

Other Expenses

          Other (i.e., non-interest) expenses in 1998 increased $1.3 million or 5.41% over 1997. Salaries and benefits, the largest component of other expenses, increased by $574,000 or 4.44%, due to branch expansion and normal salary increases. Occupancy expense decreased $56,000 or 2.36%. The decrease in this category was due to the repurchase of six branches previously sold in a sale/leaseback arrangement. Furniture and fixtures increased by $172,000 or 7.98%. This increase was due to the purchasing of maintenance contracts for imaging and computer equipment and an increase in depreciation expense, resulting from the mid-1997 purchase of optical imaging equipment and the expansion of Lakeland's branch network. Legal expense increased $321,000 or 76.07%. This was due principally to legal costs incurred in connection with Lakeland's acquisition of Metropolitan State Bank and High Point Financial Corp. Other expense categories increased in the aggregate by $205,000 or 4.54%. This was due to increased costs incurred in operating the branch network and Lakeland's banking business.

          Other (i.e., non-interest) expenses in 1997 increased $2.0 million or 9.00% over 1996. Salaries and benefits increased by $1.4 million or 12.36%. This increase was due to increased staffing levels and normal salary increases, as well as increased health benefit and pension costs. Occupancy expense increased $43,000 or 1.84%. Furniture and fixtures expense increased $452,000 or 26.16%. Increases in these two categories are due to costs incurred in operating the branch network, as well as the depreciating of the optical imaging equipment acquired in 1997. Legal expense decreased $48,000 or 10.22%. Other expense categories increased in the aggregate $91,000 or 1.58%. This was due to increased costs incurred in operating the branch network and Lakeland's banking business.

Income Taxes

     The components of income taxes are summarized as follows:

                                             Year Ended December 31,
                                    1998             1997              1996
                                                (in thousands)

Current                          $  4,405          $  3,569         $  2,854
Deferred                               19               665              991

                                 $  4,424          $  4,234         $  3,845

          Lakeland's effective income tax rate was 35.7%, 35.7%, and 37.9%, in the years ended December 31, 1998, 1997, and 1996, respectively.

Loans

          The following table sets forth the classification of Lakeland's loans by major category as of December 31 for each of the last five years:


                                                                  December  31,
                                         1998        1997         1996          1995        1994
                                                  (in thousands)

Commercial                           $159,299     $154,651     $147,386      $142,967    $146,826
Real estate mortgage                  172,321      141,972      128,939       107,884     100,346
Real estate construction               12,526       14,712        9,424         6,397       4,859
Home equity and consumer installment  105,910      106,799       97,550        79,777      73,166

Total Loans                           450,056      418,134      383,299       337,025     325,197
Less
    Unearned income                        (5)        (179)       (112)         (148)       (121)
    Allowance for loan losses          (7,984)      (8,262)     (7,558)       (8,079)      (8,781)

Net loans                            $442,067     $409,693    $375,629      $328,798     $316,295


          Lakeland has not made loans to borrowers outside the United States.

          Commercial loans increased $4.6 million from December 31, 1997, to December 31, 1998, representing 35.4% of total loans at December 31, 1998, as compared to 37.0% at December 31, 1997. These loans are primarily to borrowers within Lakeland's market area.

          Real estate (including construction) loans increased $28.2 million from December 31, 1997 to December 31, 1998, representing 41.1% of total loans at December 31, 1998, as compared to 37.5% at December 31, 1997.

          Home equity and consumer installment loans decreased $889,000 from December 31, 1997, to December 31, 1998, representing 23.5% of total loans at December 31, 1998, as compared to 25.5% at December 31, 1997.

          The following table sets forth certain categories of loans as of December 31, 1998, in terms of contractual maturity due:


                                               Within       One to        After
                                              one year    five years   five years    Total
                                                           (in thousands)

Commercial                                  $  76,794     $ 53,563      $ 28,942    $159,299
Real estate construction                       10,501          498         1,527      12,526

Total                                       $  87,295     $ 54,061      $ 30,469    $171,825


          The following table sets forth the dollar amount of all commercial and real estate construction loans due one year or more after December 31, 1998, which have pre-determined interest rates or adjustable interest rates:



                                                    One to        After
                                                  five years   five years  Total
                                                        (in thousands)

Loans with fixed rates                           $  48,211  $  19,885   $ 68,096
Loans with adjustable rates                          5,850     10,584     16,434

Total                                            $  54,061  $  30,469   $ 84,530



Risk Elements

          Commercial loans are placed on a nonaccrual status when principal or interest is in default for a period of ninety days or more, except where there exists sufficient collateral to cover the defaulted principal and interest payments or management's knowledge of the specific circumstances warrant continued accrual. Real estate mortgage loans are placed on nonaccrual status at the time when foreclosure proceedings are commenced, except where there exists sufficient collateral to cover the defaulted principal and interest payments or management's knowledge of the specific circumstances warrant continued accrual. Installment loans are regularly charged off when principal and interest payments are six months in arrears. Interest thereafter on such charged-off installment loans is taken into income when received.

          The following schedule sets forth certain information regarding Lakeland's nonaccrual, past due and renegotiated loans and other real estate owned as of December 31, for each of the last five years:

                                            December 31,
                           1998       1997        1996       1995       1994
                                               (in thousands)

Non-accrual loans (A)   $  3,281    $ 4,850     $ 5,695       $ 8,110   $ 11,093
Past due loans (B)         4,265      1,404       2,200           835      1,328
Renegotiated loans (C)     1,867      1,942       3,072         3,209      5,904

Total non-accrual, past
  due and renegotiated
  loans                    9,413      8,196      10,967        12,154     18,325
Other real estate owned    1,989      1,758       1,313         3,692      5,908

Total                    $11,402   $  9,954     $12,280       $15,846    $24,233

(A) Generally represents loans as to which the payment of interest or principal is in arrears for a period of more than ninety days. Current policy requires that interest previously accrued on these loans and not yet paid be reversed and charged against income during the current period. Interest earned thereafter is only included in income to the extent that it is received in cash.

(B) Represents loans as to which payments of interest or principal are contractually past due ninety days or more, but which are currently accruing income at the contractually stated rates. A determination is made to continue accruing income on such loans only when such loans are believed to be fully collectible.

(C) The loan portfolio includes loans whose terms have been renegotiated due to financial difficulties of borrowers. All such loans were performing in accordance with the renegotiated terms and, in management's view, do not present a significant risk of loss as of December 31, 1998.

          There were no loans at December 31, 1998, other than those included in the above table, where Lakeland was aware of any credit conditions of any borrowers that would indicate a strong possibility of the borrowers not complying with the present terms and conditions of repayment and which may result in such loans being included as nonaccrual, past due or renegotiated at a future date.

          At December 31, 1998, there were no concentrations of loans exceeding 10% of total loans outstanding. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other related conditions.

          Non-accrual loans decreased $1.6 million to $3.3 million at December 31, 1998, from $4.9 million at December 31, 1997. At December 31, 1998, non-accrual loans consisted of eleven mortgage loans, twenty-two commercial loans, and thirty-four consumer loans. All of these loans are in various stages of litigation, foreclosure, or workout.

          Loans past due ninety days or more and still accruing increased $2.9 million to $4.3 million at December 31, 1998, from $1.4 million at December 31, 1997. This increase is primarily the result of the addition of two commercial loans, totaling $2.3 million, which are part of this category. Lakeland continues to accrue interest on both of these loans, which are past maturity but continue to make interest payments. They will become current upon renewal pending the receipt of documentation. At December 31, 1998, loans past due ninety days or more and still accruing consisted of three mortgage loans, nineteen commercial loans, and twenty-nine consumer loans.

          For 1998, the gross interest income that would have been recorded, had the loans classified at year-end as either non-accrual or renegotiated been performing in conformance with their original loan terms, would have been approximately $593,000. The amount of interest income actually recorded on those loans for 1998 was $606,000. The resultant income gain of $33,000 for 1998 compares to losses of $43,000 and $577,000 for 1997 and 1996, respectively.

          Lakeland has established a standardized process to establish and assess the adequacy of the allowance for loan losses and to identify the risks inherent in the loan portfolio. This process incorporates credit reviews and considers factors such as concentrations of credit, economic, industry, and real estate market conditions, delinquency trends, collateral coverage, and portfolio composition. Specific allowances are maintained as needed for loans specifically evaluated and classified as impaired. General allowances are maintained with regard to the remainder of the portfolio and are calculated based upon percentages assigned by management to various risk categories.

          Loans specifically evaluated are deemed impaired when, based on current information and events, it is probable that Lakeland will be unable to collect all amounts due according to the contractual terms of the loan agreements. An insignificant delay, which is defined as up to 90 days by Lakeland, will not cause a loan to be classified as impaired. A loan is not impaired during a period of delay in payment if Lakeland expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay. Thus, a demand loan or other loan with no stated maturity is not impaired if Lakeland expects to collect all amounts due, including interest accrued at the contractual interest rate, during the period the loan is outstanding. All loans identified as impaired are evaluated independently. Lakeland does not aggregate such loans for evaluation purposes.

          Lakeland's policy concerning non-accrual loans states that, except for loans which are considered to be fully collectible by virtue of collateral held as well as other relevant factors, loans are placed on a non-accrual status when payments are 90 days delinquent or more. It is possible for a loan to be on non-accrual status and not be classified as impaired if the balance of such loan is relatively small and, therefore, that loan has not been specifically reviewed for impairment.

          Loans, or portions thereof, are charged-off when it is determined that a loss has occurred. Until such time, an allowance for loan loss is maintained for estimated losses. With regard to interest income recognition for payments received on impaired loans, as well as all non-accrual loans, Lakeland follows FDIC guidelines, which apply any payments to principal as long as there is doubt as to the collectibility of the loan balance.

          As of December 31, 1998, based on the above criteria, Lakeland had impaired loans totaling $4.3 million. The impairment of these loans is measured using the present value of future cash flows for three renegotiated loans and is based on the fair value of the underlying collateral for the remaining ten loans. Based upon such evaluation, $638,000 has been allocated to the allowance for loan losses for impairment.

          The  following  table  sets  forth  for each of the five  years  ended
December 31, 1998, the historical relationships among the amount of loans outstanding, the allowance for loan losses, the provision for loan losses, the amount of loans charged-off and the amount of loan recoveries:


                                                                        December 31,
                                              1998         1997          1996         1995       1994
                                                                            (in thousands)

Balance of allowance at beginning of year  $  8,262     $  7,558      $  8,079      $  8,781    $  8,874

Charge-offs
    Commercial                                1,134          561         1,384         1,272       2,016
    Installment                                 476          202           402           380         385
    Construction                                 -            -             -             86         254
    Mortgage                                     57           15           161           360         212

       Total charge-offs                      1,667          778         1,947         2,098       2,867

Recoveries
    Commercial                                  581          262           353           688         705
    Installment                                  95          157           150           114         129
    Construction                                  -            -            13             9          16
    Mortgage                                     15           37             2             3          27

       Total Recoveries                         691          456           518           814         877

Net Charge-offs                                 976          322         1,429         1,284       1,990
Provision for loan losses                       698        1,026           908           582       1,897

Balance of allowance at end of year        $  7,984     $  8,262      $  7,558     $    8,079   $  8,781

Ratio of net charge-offs to average loans
    outstanding                               0.23%         0.08%         0.40%         0.39%       0.63%
Balance of allowance at end of year as
    a percentage of year end total loans      1.77%         1.98%         1.97%         2.40%       2.70%


          The ratio of the allowance for loan losses to loans outstanding reflects management's evaluation of the underlying credit risk inherent in the loan portfolio. The determination of the appropriate level of the allowance for loan losses is based on management's evaluation of the risk characteristics of the loan portfolio considering such factors as the financial condition of the borrowers, fair market value of collateral, past due and delinquency levels, size and nature of the loan portfolio, general economic conditions, charge-off experience and the level of non-performing loans.

          Lakeland regards the majority of the allowance as a general allowance which is available to absorb losses from all loans. However, for the purpose of complying with disclosure requirements of the SEC, the table below presents an allocation of the allowance among various loan categories and sets forth the percentage of loans in each category to total loans. The allocation of the allowance as shown in the table should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the indicated proportions.

          The following table sets forth the allocation of the allowance for loan losses at the dates indicated by category of loans:


                                                                At December 31,
                                1998              1997              1996             1995             1994

                                   Percent            Percent           Percent          Percent          Percent
                                      of                of                of               of               of
                           Amount  Total(1)  Amount   Total(1)  Amount Total(1) Amount   Total(1)  Amount  Total(1)
                                                              (dollars in thousands)


Commercial                 $5,888   35.40%   $6,250   36.99%  $5,621    38.45%  $6,254    42.42%  $6,793     45.15%
Mortgage                    1,049   38.29       888   33.95      820    33.64      820    32.01      915     30.86
Construction                   54    2.78       114    3.51       61     2.46       35     1.90      115      1.49
Home equity and consumer
   installment                993   23.53     1,010   25.55    1,056    25.45      970    23.67      958     22.50

                          $ 7,984  100.00%   $8,262  100.00%  $7,558   100.00%  $8,079   100.00%  $8,781    100.00%


(1) Represents the percentage of type of loan to total loans outstanding.

Investment Securities

          Lakeland has classified its investment securities into the available for sale and held to maturity categories pursuant to Statement No. 115 of the Financial Accounting Standards Board "Accounting for Certain Investments in Debt and Equity Securities." For information, see Notes to Lakeland's Consolidated Financial Statements.

          The following table sets forth the carrying value of Lakeland's investment securities, both available for sale and held to maturity, as of December 31 for each of the last three years. Securities available for sale are stated at estimated fair value while securities held for maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts.



                                                Year Ended December 31,
                                       1998             1997              1996
                                                   (in thousands)

U.S. Treasury                        $  72,437        $  80,395        $  91,280
U.S. Government agencies                66,589           58,907           43,023
Mortgage-backed securities              41,137           50,339           43,063
States and political subdivisions       49,096           34,760           22,939
Other debt securities                   20,226            3,007            6,447
Equity and other securities              6,454            5,553            7,446

Totals                                $255,939         $232,961         $214,198


          The following tables present the estimated fair values and unrealized gains and losses on investment securities at December 31, 1998:

                                  SECURITIES AVAILABLE FOR SALE

                                                    December 31, 1998
                                 Amortized        Gross unrealized      Carrying
                                   Cost          Gains     Losses       Value
                                             (in thousands)

U.S. Treasury                   $  39,097 $       784      $  20      $39,861
U.S. Government agencies           41,991         308        117       42,182
Mortgage-backed securities         18,022         140         48       18,114
States and political subdivisions  44,221         443         81       44,583
Other debt securities              14,163          25        100       14,088
Equity  and other security          6,442          12         -         6,454

Totals                           $163,936       $ 1712     $ 366     $165,282

          Proceeds from sales of securities available for sale totaled $23.9 million, during the year ended December 31, 1998. Gross gains and losses of $143,000 and $24,000, respectively, were realized on those transactions.

                           SECURITIES HELD TO MATURITY

                                                December 31, 1998
                              Amortized        Gross unrealized         Fair
                                  Cost         Gains      Losses        Value
                                               (in thousands)

U.S. Treasury                 $  32,576      $  630    $    -      $   33,206
U.S. Government agencies         24,407         352         27         24,732
Mortgage-backed securities       23,023         213         10         23,226
States and political subdivisions 4,513          78         -           4,591
Other                             6,138           6         53          6,091

Totals                        $  90,657      $ 1279    $    90      $  91,846

          There were no sales of securities held to maturity during the year ended December 31, 1998. Proceeds from repayments on and maturities of securities held to maturity during the year ended December 31, 1998, totaled $27.0 million.

          Securities available for sale with a carrying value of approximately $26.7 million at December 31, 1998, were pledged to secure public deposits and for other purposes required by applicable law and regulations.

          The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of the stated yields to maturity, considering applicable premium or discount), on a fully taxable equivalent basis, of all debt securities, both available for sale and held to maturity as of December 31, 1998:



                                                                     After       After
                                                                    1 year      5 years
                                                       Within    but within   but within     After 10
                                                       1 year      5 Years      10 years        years       Total
                                                                        (dollars in thousands)
U.S. Treasury securities
    Book value                                       $  18,469    $ 53,968     $    -         $  -      $  72,437
    Yield                                                 6.16%       6.03%         - %          -  %        6.07%
Obligations of U.S. Government Agencies
    Book value                                          15,181      44,770        4,048        2,590       66,589
    Yield                                                 5.58%       5.75%        6.60%        6.73%        5.86%
Mortgage-backed securities
    Book value                                           2,652      11,671       13,369       13,445       41,137
    Yield                                                 6.36%       6.43%        6.20%        6.54%        6.38%
Obligations of States and Political Subdivisions
    Book value                                           10,107     13,856       17,928        7,205       49,096
    Yield                                                 5.50%       5.82%        5.71%        6.41%        5.80%
Other Securities
    Book value                                              802     18,711          513          200        20,226
    Yield                                                  6.53%      5.61%        5.34%        6.66%         5.65%
Total book value                                     $   47,211   $142,976    $  35,858    $  23,440     $ 249,485
Weighted average yield                                     5.94%      5.90%        5.99%        6.52%         5.98%


          The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of the stated yields to maturity, considering applicable premium or discount), on a fully taxable equivalent basis, of debt securities available for sale as of December 31, 1998:


                                                                     After        After
                                                                   one year     five years
                                                        Within    but within    but within    After ten
                                                       one year    five years    ten years       years       Total
                                                                        (dollars in thousands)
U.S. Treasury securities
    Book value                                      $    9,121    $  30,740      $   -  $         -      $  39,861
    Yield                                                 6.33%        6.00%         -  %         -  %        6.08%
Obligations of U.S. Government Agencies
    Book value                                          10,425       26,120        3,047        2,590       42,182
    Yield                                                 5.78%        5.67%        6.55%        6.73%        5.83%
Mortgage-backed securities
    Book value                                           1,679        2,419        2,683       11,333       18,114
    Yield                                                 6.33%        6.03%        6.01%        6.80%        6.54%
Obligations of States and Political Subdivisions
    Book value                                           9,295       11,406       16,777        7,105       44,583
    Yield                                                 5.49%        5.80%        5.65%        6.38%        5.77%
Other Securities
    Book value                                             802       13,286          -            -         14,088
    Yield                                                 6.53%        5.56%         -  %         -  %        5.62%
Total book value                                     $  31,322    $  83,971    $  22,507    $  21,028     $158,828
Weighted average yield                                    5.90%        5.80%        5.82%        6.65%        5.94%


          The following table sets forth the maturity distribution and weighted average yields (calculated on the basis of the stated yields to maturity, considering applicable premium or discount), on a fully taxable equivalent basis, of debt securities held to maturity as of December 31, 1998:


                                                                     After        After
                                                                   one year     five years
                                                       Within    but within    but within    After ten
                                                      one year    five years    ten years       years       Total
                                                                           (dollars in thousands)
U.S. Treasury securities
    Book value                                      $  9,348    $  23,228       $  -           $ -       $  32,576
    Yield                                               5.99%        6.08%         -  %          - %         6.05%
Obligations of U.S. Government Agencies
    Book value                                         4,756       18,650        1,001           -          24,407
    Yield                                               6.00%        5.86%        6.76%          - %         5.92%
Mortgage-backed securities
    Book value                                           973        9,252       10,686        2,112         23,023
    Yield                                               6.41%        6.53%        6.24%        5.15%          6.26%
Obligations of States and Political Subdivisions
    Book value                                           812        2,450        1,151          100          4,513
    Yield                                               5.57%        5.93%        6.49%        9.09%          6.08%
Other Securities
    Book value                                             -        5,425          513          200          6,138
    Yield                                                -  %        5.75%        5.34%        6.66%          5.74%
Total book value                                   $  15,889    $  59,005    $  13,351   $    2,412      $  90,657
Weighted average yield                                  6.00%        6.04%        6.27%        5.44%          6.05%



          For further information, regarding Lakeland's investment securities, see Notes to Lakeland's Consolidated Financial Statements.

Deposits

          The following table sets forth the average amounts of various types of deposits for each of the three years ended December 31: 1998 1997 1996 (in thousands)



Non-interest-bearing demand deposits.                                $140,781          $124,536         $114,859
Interest-bearing demand deposits                                      133,961           115,518          101,114
Savings deposits.                                                     178,615           175,427          171,530
Time deposits                                                         213,007           208,857          185,749

Total                                                                $666,364          $624,338         $573,252



          As of December 31, 1998, the aggregate amount of outstanding time deposits issued in amounts of $100,000 or more, broken down by time remaining to maturity, was as follows (in thousands):

Three months or less                                             $  17,016
Over three months through six months                                 6,830
Over six months through twelve months                                9,967
Over twelve months                                                   5,556

Total                                                            $  39,369

Liquidity

          Lakeland's primary sources of liquidity are deposits, asset maturities, and funds provided from operations. At December 31, 1998, liquid assets, consisting of cash and due from banks, federal funds sold, certificates of deposit and investment securities that mature within one year, amounted to $108.6 million. The maturity schedule of the investment portfolio, at carrying value, indicates that 17.9% of the debt securities included in the portfolio mature within one year, and 70.5% mature within five years. For additional information regarding the investment portfolio, see Notes to Lakeland's Consolidated Financial Statements.

          The $9,297,000 deficit in undivided profits contained in the December 31, 1998 consolidated financial statements is the result of a bookkeeping entry charging undivided profits $15,821,000 in connection with Lakeland's accounting for its 2 for 1 stock split effected in the form of a 100% stock dividend distributed on October 1, 1998. In accordance with New Jersey corporate law, Lakeland's Board of Directors on March 10, 1999, approved the reversing of this accounting treatment of the stock dividend, thereby moving the $15,821,000 from the capital stock account to the undivided profits account to more accurately reflect Lakeland's financial condition. This reclassification was made in the first quarter of 1999.

          Lakeland's liquidity,  represented by cash and cash equivalents,  is a
product  of  its  operating  activities,   investing  activities  and  financing
activities. These activities are summarized below:


                                                                                       Year ended December 31,
                                                                                         1998              1997
                                                                                            (in thousands)

Cash and cash equivalents at beginning of period                                      $  62,157        $  47,979

Operating activities
    Net income                                                                            7,957            7,626
    Adjustments to reconcile net income to net cash
       provided by operating activities                                                   2,400            4,987

    Net cash provided by operating activities                                            10,357           12,613
    Net cash used in investing activities                                               (62,384)         (57,690)
    Net cash provided by financing activities                                            53,675           59,255

Net increase in cash and equivalents                                                      1,648           14,178

Cash and cash equivalents at end of period.                                           $  63,805        $  62,157


          Cash and cash equivalents increased by $1.6 million during 1998. Operating activities produced $10.4 million of cash flow, $7.9 million of which was derived from net income. Investing activities used $62.4 million in cash flow, where $33.2 million was invested in the loan portfolio and $23.5 million was invested in the investment portfolio. Net cash of $53.7 million was provided in financing activities primarily due to deposit inflow of $59.9 million, which was partially offset by $2.6 million used in payment of cash dividends paid on common stock.

          Lakeland anticipates that it will have sufficient funds available to meet its current loan commitments and deposit maturities. At December 31, 1998, Lakeland has outstanding loan origination commitments of $96.9 million. Time deposits that mature in one year or less, at December 31, 1998, totaled $190.8 million. Management believes that a substantial portion of such deposits will remain with Lakeland. The first and third sentences of this paragraph constitutes a forward looking statement under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from anticipated results due to a variety of factors including: uncertainties relating to general economic conditions; unanticipated decreases in deposits; changes in or failure to comply with governmental regulations; and uncertainties relating to the analysis of Lakeland's assessment of rate sensitive assets and rate sensitive liabilities and relating to the extent to which market factors indicate that a financial institution such as Lakeland should match such assets and liabilities.

          Closely related to the concept of liquidity is the concept of interest rate sensitivity (i.e., the extent to which assets and liabilities are sensitive to changes in interest rates). Interest rate sensitivity is often measured by the extent to which mismatches or "gaps" occur in the repricing of assets and liabilities within a given time period. Gap analysis is utilized to quantify such mismatches. A "positive" gap results when the amount of earning assets repricing within a given time period exceeds the amount of interest bearing liabilities repricing within that time period. A "negative" gap results when the amount of interest bearing liabilities repricing within a given time period exceeds the amount of earning assets repricing within such time period.

          In general, a financial institution with a positive gap in relevant time periods will benefit from an increase in market interest rates and will experience erosion in net interest income if such rates fall. Likewise, a financial institution with a negative gap in relevant time periods will normally benefit from a decrease in market interest rates and will be adversely affected by an increase in rates. By maintaining a balanced interest rate sensitivity position where interest rate sensitive assets roughly equal interest sensitive liabilities in relevant time periods interest rate risk can be limited.

Discussion of Market Risk

          As a financial institution, Lakeland's primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact the level of income and expense recorded on a large portion of Lakeland's assets and liabilities and the market value of all interest-earning assets, other than those which possess a short term to maturity. Based upon Lakeland's nature of operations, Lakeland is not subject to foreign currency exchange or commodity price risk. Lakeland does not own any trading assets and does not have any hedging transactions in place, such as interest rate swaps and caps.

          Lakeland's Board of Directors has adopted an Asset/Liability Policy designed to stabilize net interest income and preserve capital over a broad range of interest rate movements. This policy outlines guidelines and ratios dealing with, among others, liquidity, volatile liability dependence, investment portfolio composition, loan portfolio composition, loan-to-deposit ratio and gap analysis ratio. Lakeland's performance as compared to the Asset/Liability Policy is monitored by its Board of Directors. In addition, to effectively administer the Asset/Liability Policy and to monitor exposure to fluctuations in interest rates, Lakeland maintains an Asset/Liability Committee, consisting of the Chief Executive Officer, Treasurer, Controller and certain other senior officers. This committee meets monthly to review Lakeland's financial results and to develop strategies to implement the Asset/Liability Policy and to respond to market conditions.

          The following discusses the three primary components in interest rate risk management strategy:

Assets

          Lakeland's largest asset component is the loan portfolio. This portfolio consists of residential and commercial mortgage loans, commercial loans, and consumer loans. Lakeland's borrowers are concentrated in Lakeland's trading area in northern New Jersey and are subject to risks associated with the local economy. Both fixed rate and variable rate products are offered. As of December 31, 1998, approximately $72.9 million or 16.2% of the total loan portfolio were variable rate loans.

          Lakeland's investment portfolio provides a source of liquidity to support funding needs. The portfolio is classified into "available for sale" and "held to maturity" categories. The "available for sale" category, which totaled $165.3 million at December 31, 1998, is available for liquidity needs when necessary. The "held to maturity" category, which totaled $90.7 million at December 31, 1998, is available for liquidity when bonds mature. Approximately $44.6 million or 17.4% of the investment portfolio represents debt issues which mature within one year and approximately $175.9 million or 68.7% of the portfolio represents debt issues which mature within five years. U.S. Treasury and Agency securities with a predominant maximum maturity of five years represented approximately $139.0 million or 54% of the portfolio at December 31, 1998. Of the remaining $116.9 million of the investment securities portfolio, approximately $49.1 million are invested in state, county, and municipal securities with a predominant maturity of under ten years.

Deposit Liabilities

          Lakeland's traditional community-based commercial banks are largely dependent upon their base of competitively priced core deposits. Core deposits, which consist of all deposits except certificates of deposit, provide stability on the liability side of the balance sheet. Lakeland believes that its banks have retained many loyal customers over the years through a combination of quality service, convenience, and a stable and experienced staff. Core deposits at December 31, 1998, were $482.3 million or 67.8% of total deposits. The balance of certificates of deposit at December 31, 1998, was $229.5 million or 32.2% of total deposits. Of the $229.5 million outstanding, $190.8 million or 83.1% mature within one year.

Wholesale Funds

          Lakeland does not accept brokered deposits as a source of funds and has no plans to do so in the future. In the event there is a short- term need for funds, Lakeland has established federal funds lines of credit with several of its correspondent banks. However, Lakeland has rarely utilized these borrowing arrangements.

          Depending on the existing interest rate environment, Lakeland has various alternatives to mitigate interest rate exposure. If Lakeland is attempting to reduce exposure to adverse consequences from rising interest rates, the strategy might be to either make more variable-rate loans and fewer fixed-rate loans or offer more competitive rates on long and medium-term certificates of deposit and less competitive rates on short-term certificates of deposit. If Lakeland is attempting to reduce exposure to adverse consequences from falling interest rates, the strategy might be to make fewer variable-rate loans and more fixed-rate loans or offer more competitive rates on short term certificates of deposit and less competitive rates on long- term certificates of deposits.

          The following table sets forth the estimated maturity/repricing structure of Lakeland's interest-earning assets and interest-bearing liabilities at December 31, 1998. Except as stated below, the amounts of assets or liabilities shown which reprice or mature during a particular period were determined in accordance with the contractual terms of each asset or liability. The table does not assume any prepayment of fixed-rate loans. Lakeland has assumed that all interest-bearing demand accounts and savings accounts will reprice or mature within five years. The table does not necessarily indicate the impact of general interest rate movements on Lakeland's net interest income because the repricing of certain categories of assets and liabilities, for example, prepayments of loans and withdrawal of deposits, is beyond Lakeland's control. As a result, certain assets and liabilities indicated as repricing within a stated period may in fact reprice at different times and at different rate levels.


                                                                       December  31,  1998
                                                              More than     More than
                                                            three months     one year
                                          Three months         through      through        More than
                                             or less          one year      five years     five years     Total
                                                                  (dollars in thousands)

Interest-earning assets
    Loans (1)                                $112,419      $  41,829         $138,271      $157,532      $450,051
    Investment securities                      17,442         40,603          143,167        54,727       255,939
    Other investments (2)                      28,754            150              -             -          28,904

Total interest-earning assets                 158,615         82,582          281,438       212,259       734,894

Interest-bearing liabilities
    Deposits
    Interest-bearing demand                    18,165         30,694           88,800           -         137,659
    Savings                                    20,557         28,075          142,894           -         191,526
    Time                                       64,524        126,425           36,906         1,660       229,515
    Borrowed money                              7,211            899            5,000           -          13,110

Total interest-bearing liabilities            110,457        186,093          273,600         1,660       571,810

GAP during the period                       $  48,158      $(103,511)       $   7,838      $210,599      $163,084

Cumulative GAP                              $  48,158      $ (55,353)       $ (47,515)     $163,084      $    -

Interest-sensitive assets as a percent
    of interest-sensitive liabilities
    (cumulative)                              143.60%          81.33%           91.67%       128.52%
Cumulative interest-sensitive assets
    as a percent of total assets               19.75           30.04            65.08         91.52
Ratio of GAP to total assets                    6.00          (12.89)            0.98         26.23
Ratio of cumulative GAP to total assets         6.00           (6.89)           (5.91)        20.31


(1) Loans are stated net of unearned income.
(2) Other investments consist of federal funds sold and interest-bearing deposits in banks.

Capital Resources

          Stockholders' equity increased $5.6 million to $73.8 million at December 31, 1998, from $68.1 million at December 31, 1997, reflecting net income during the year of $8.0 million, cash dividends to stockholders of $2.6 million, an unrealized securities gain, net of deferred income taxes, of $287,000, net proceeds of $470,000 from the issuance of common stock, and net disbursement from the purchase of treasury stock of $782,000.

          The FDIC's risk-based capital policy statement imposes a minimum capital standard on insured banks. The minimum ratio of risk-based capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. At least half of the total capital is to be comprised of common stock equity and qualifying perpetual preferred stock, less goodwill ("Tier I capital"). The remainder ("Tier II capital") may consist of mandatory convertible debt securities, qualifying subordinated debt, other preferred stock and a portion of the allowance for loan losses. The Federal Reserve Board has adopted a similar risk-based capital guideline for Lakeland which is computed on a consolidated basis.

          In addition, the bank regulators have adopted minimum leverage ratio guidelines (Tier I capital to average quarterly assets, less goodwill) for financial institutions. These guidelines provide for a minimum leverage ratio of 3% for financial institutions that meet certain specified criteria, including that they have the highest regulatory rating. All other holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points.

          The following table reflects Lakeland's capital ratios as of December 31, 1998:

                            RISK-BASED CAPITAL RATIOS

                                                     Amount              Ratio

Actual Tier I Capital.                              $  72,922           15.80%
Tier I Capital minimum amount.                         18,458            4.00

Excess                                              $  54,464           11.80%

Actual Combined Tier I and Tier II Capital          $  78,690           17.05%
Combined Tier I and Tier II Capital
  minimum requirement.                                 36,916            8.00

Excess                                              $  41,774            9.05%


                                 LEVERAGE RATIO
                                                      Amount            Ratio

Actual Tier I Capital to average
  fourth quarter assets                             $  72,922          9.36%
Minimum leverage target *                                 *               *

Excess                                              $     *               *%


* No formal minimum leverage target (other than the three percent floor described above) has been established for Lakeland or its bank subsidiaries as of December 31, 1998.

Recent Accounting Pronouncements

          In June 1997 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." Statement 130 establishes standards for reporting and the presentation of comprehensive income and its components in a full set of general-purpose financial statements. Statement 130 is effective for both interim and annual periods beginning after December 15, 1997. Statement 130 was implemented effective January 1, 1998, and did not have a material impact on Lakeland's financial condition or results of operations.

          In June 1997 the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Statement 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. Statement 131 is effective for financial periods beginning after December 15, 1997, and does not have a material impact on Lakeland's financial condition or results of operations.

          In April 1998, the FASB issued SFAS 132, "Employers Disclosures About Pensions and Other Post Retirement Benefits." Statement 132 standardizes the disclosure requirements for these plans and it requires additional information about changes in the benefit obligations and fair value of plan assets. Statement 132 is effective for fiscal years beginning after December 15, 1997, and information for previous periods presented for comparative purposes is required to be restated. Statement 132 does not change measurement or recognition standards for these plans and is only disclosure related. Its implementation had no impact on Lakeland's financial condition or results of operations.

          In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which addresses the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. Statement 133 supersedes Statement 80, "Accounting for Futures Contracts," Statement 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," and Statement 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." It amends Statement 107, "Disclosure about Fair Value of Financial Instruments" to include in Statement 107 the disclosure provisions about concentrations of credit risk from Statement 105. Statement 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As Lakeland does not have any derivative instruments or similar contracts, the implementation of Statement 133 will have no impact on Lakeland's financial condition or results of operations. Statement 133 has a provision that at the date of initial application, an entity may transfer any held-to-maturity security into the available-for-sale category or the trading category. The unrealized holding gain or loss on a held-to-maturity security transferred to another category at the date of initial application shall be reported in net income or accumulated other comprehensive income consistent with the requirements of paragraphs 15(b) and 15(c) of Statement 115. Statement 133 states that transfers from the held-to-maturity category at the date of initial adoption shall not call into question an entity's intent to hold other debt securities to maturity in the future. Subsequent to SFAS No. 133, the FASB issued SFAS No. 137, which amended the effective date of SFAS No. 133 to be all fiscal quarters of fiscal years beginning after June 15, 2000. Earlier application is permitted only as of the beginning of any fiscal quarter. Lakeland is currently reviewing the provisions of SFAS No. 133, as amended by SFAS No. 137.

Year 2000 Compliance

          As the year 2000 approaches, an important business issue has emerged regarding how existing software and operating systems can accommodate this date value. Many existing software products were designed to accommodate only two-digits. For example, "98" is stored on the system and represents 1998. Lakeland has been identifying potential problems associated with the "Year 2000" issue and has implemented a plan designated to ensure that all information technology systems including hardware and software used in connection with Lakeland's business will handle date related data in a manner which will provide accurate results.

          Lakeland has formed a committee of representatives from its various areas to monitor this project. This committee has prepared a schedule of vendors that supply Lakeland with various products and services. This listing of vendors was then put into priority order, determining how critical the vendor is to the continuance of Lakeland's daily operations. Finally, the status as to the stage of completion of each vendor is charged. The five stages in the process are awareness, assessment, renovation, validation, and implementation. All vendors listed as "highest priority", which Lakeland considers to be critical to daily operations, have completed the five stages by December 31, 1998. Included in this grouping of "highest priority" are vendors which provide and support hardware and software for all critical aspects of Lakeland's information technology systems. Lakeland has tested all vendors listed as "high priority," and has determined that these vendors have completed the five stages. All vendors listed as "mid-range priority" and "low priority" have either been tested by Lakeland or, in Lakeland's determination, do not present a material concern to Lakeland's daily operations. Lakeland has received written assurances as to Year 2000 compliance from many of its vendors. Lakeland is comfortable with the accuracy and level of these assurances. As part of this project, Lakeland is also requiring its computer systems and software vendors to represent that the products provided are or will be Year 2000 compliant and has planned a program of testing for compliance.

          Lakeland recognizes that any Year 2000 failure on the part of its customers could result in additional expense or loss. In this regard, Lakeland sent a letter to its significant commercial borrowers to determine their readiness for Year 2000 and has monitored their responses. Overall, 43.7% of Lakeland's borrowers responded to the survey. 65.5% of the borrowers who responded indicated that they had developed a comprehensive plan for Year 2000 compliance. 69.6% of the borrowers who responded indicated that they had taken some action regarding Year 2000 compliance. Finally, 25.6% of the borrowers who responded indicated that they did not have any information technology systems which were susceptible to Year 2000 issues. Lakeland is comfortable with the accuracy and level of the representation made by the borrowers in their responses. Additionally, a brochure was sent to all demand deposit customers to make them aware of the Year 2000 issue and Lakeland's concern regarding the same. Lakeland does consider Year 2000 compliance of potential borrowers in its lending practice.

          Lakeland employed a consultant to assist in the preparation of a contingency plan in the event there are any system interruptions due to Year 2000 issues. As part of the contingency plan: each manager identified the resources required to sustain daily operations in his or her area of responsibility; Lakeland prepared a list of various Year 2000 potential interruption scenarios and assigned a probability as to the scenario occurring; and Lakeland will allocate contingency plan resources based on the likelihood of each scenario occurring.

          Lakeland's Year 2000 committee will coordinate and monitor the contingency plan. As Lakeland continues to monitor Year 2000 issues throughout 1999, it will adjust its contingency plan accordingly. In a worse case scenario, Lakeland would not be able to update its records and service its customers. However, based on the written assurances that Lakeland has received from its major software vendor and upon Lakeland's own testing, Lakeland believes that the likelihood of this scenario happening is very remote.

          Lakeland  believes  that  its  costs  related  to  Year  2000  will be
approximately   $445,000.   At  December   31,   1998,   Lakeland  had  expensed
approximately $115,000 relating to its Year 2000 project.

          There can be no assurances, however, that the plan developed in the Year 2000 project or the performance by Lakeland's vendors will be effective to remedy all potential problems. To the extent Lakeland's systems are not fully Year 2000 compliant, there can be no assurance that potential systems interruptions or the cost necessary to update software would not have a materially adverse effect on Lakeland's business, financial condition, results of operations, liquidity or business prospects.

Effects of Inflation

          The impact of inflation, as it affects banks, differs substantially from the impact on non-financial institutions. Banks have assets which are primarily monetary in nature and which tend to move with inflation. This is especially true for banks with a high percentage of rate sensitive interest earning assets and interest bearing liabilities. A bank can further reduce the impact of inflation with proper management of its rate sensitivity gap. This gap represents the difference between interest sensitive assets and interest rate sensitive liabilities. Lakeland attempts to structure its assets and liabilities and manage its gap to protect against substantial changes in interest rate scenarios, thus minimizing the potential effects of inflation.